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EXHIBIT 12

CAREER EDUCATION CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

	2002	2001	2000	1999	1998
Earnings
Add:
Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$112,012	$68,063	$39,506	$19,198	$7,851
Fixed charges	2,578	2,164	1,565	1,666	1,730
Amortization of capitalized interest	35	11	—	—	—
Distributed income of equity investees	2,136	1,697	—	—	—
Share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
Deduct:
Interest capitalized	(149)	(471)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	(157)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(2,348)	(1,674)	—	—	—

Total earnings	$114,264	$69,790	$41,071	$20,864	$9,424
Fixed Charges
Interest expensed	$2,094	$1,493	$1,358	$1,482	$1,416
Interest capitalized	149	471	—	—	—

Interest expensed and capitalized	2,243	1,964	1,358	1,482	1,416
Amortized premiums, discounts, and capitalized expenses related to indebtedness	335	200	207	184	157
Estimated interest within rental expense	—	—	—	—	—

Total fixed charges	$2,578	$2,164	$1,565	$1,666	$1,573
Ratio of Earnings to Fixed Charges	44.3	32.3	26.2	12.5	6.0

CAREER EDUCATION CORPORATION

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	2002	2001	2000	1999	1998
Earnings
Add:
Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$112,012	$68,063	$39,506	$19,198	$7,851
Fixed charges	2,578	2,164	1,565	1,666	1,730
Amortization of capitalized interest	35	11	—	—	—
Distributed income of equity investees	2,136	1,697	—	—	—
Share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
Deduct:
Interest capitalized	(149)	(471)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	(157)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	(2,348)	(1,674)	—	—	—

Total earnings	$114,264	$69,790	$41,071	$20,864	$9,424
Fixed Charges and Preferred Stock Dividends
Interest expensed	$2,094	$1,493	$1,358	$1,482	$1,416
Interest capitalized	149	471	—	—	—

Interest expensed and capitalized	2,243	1,964	1,358	1,482	1,416
Amortized premiums, discounts, and capitalized expenses related to indebtedness	335	200	207	184	157
Estimated interest within rental expense	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	157

Total fixed charges and preferred stock dividends	$2,578	$2,164	$1,565	$1,666	$1,730
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	44.3	32.3	26.2	12.5	5.4

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  EXHIBIT 12
CAREER EDUCATION CORPORATION RATIO OF EARNINGS TO FIXED CHARGES
CAREER EDUCATION CORPORATION RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS